SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          FRANK'S NURSERY & CRAFTS INC.
             ------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $1.00 PAR VALUE PER SHARE
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   355361-10-6
             ------------------------------------------------------
                                 (CUSIP NUMBER)



                                December 1, 2003
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No. 355361-10-6                13G                 Page 2 of 16 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Ramius Capital Group, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                       -0-
SHARES
            -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                             2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 3 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            SphinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            WC
-----------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                 [ ]
-----------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SphinX Distressed (RCG Carpathia), Segregated Portfolio is
            not a legal entity, but is a segregated account of SPhinX
            Distressed Fund, SPC, a Cayman Islands company.
-----------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                       -0-
SHARES      ___________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                       -0-
REPORTING   ___________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)

Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Qfor the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 4 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                       RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of December 1, 2003).

-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 5 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 BD
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 6 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                      C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 7 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 8 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock

OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                     2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 9 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 10 of 16 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES
            -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,741,474 shares of Common Stock
OWNED BY
            -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING
            -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,741,474 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of
December 1, 2003).
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 355361-10-6                13G                 Page 11 of 16 Pages

Item 1.

(a)  Name of Issuer

        Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices:

        580 Kirts Blvd., Suite 300, Troy, Michigan 48084.

Item 2(a).  Name of Person Filing

        Ramius Capital Group, L.L.C.

Item 2(b).  Address of Principal Business Office

        666 Third Avenue, 26th Floor, New York, NY 10017


Item 2(c).  Citizenship


        Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  State of Delaware

        SphinX Distressed (RCG Carpathia),
        Segregated Portfolio
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  Cayman Islands

        RCG Carpathia Master Fund, Ltd.
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  Cayman Islands

        Ramius Securities, L.L.C.
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  State of Delaware

        C4S & Co., L.L.C.
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  State of Delaware

CUSIP No. 355361-10-6                13G                 Page 12 of 16 Pages

        Peter A. Cohen
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  United States

        Morgan B. Stark
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  United States

        Thomas W. Strauss
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  United States

        Jeffrey M. Solomon
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, NY 10017
        Citizenship:  United States

(d)  Title of Class of Securities
            Common Stock, Par value $1.00 Per Share

(e)  CUSIP Number 355361-10-6


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 355361-10-6                13G                 Page 13 of 16 Pages


(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership

(a)  Amount Beneficially Owned

     As of December 1, 2003, each of the Reporting Persons may be deemed the beneficial owner of 2,741,474 shares of Common Stock. To the extent permissible, each Reporting Person disclaims beneficial ownership of the shares of Common Stock not directly owned by such Reporting Person or by an affiliate of such Reporting Person.

(b)  Percent of Class

Approximately 15.9% as of the date of filing of this statement. (The percentage of Shares reported herein is based upon the 17,217,241 shares of Common Stock issued and outstanding (i) as reported on the Issuer's form 10-Q for the period ending September 24, 2003, and (ii) as that number has since been amended by share distributions made as of December 1, 2003).

(c)   Number of shares as to which such person has: See cover pages.

Item 5.  Ownership of Five Percent or Less of a Class

                       Inapplicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                       Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       See Item 2 above.

Item 8. Identification and Classification of Members of the Group This statement is filed by:

         (i) Ramius Capital Group, L.L.C., a Delaware limited liability company ("RCG"), serves as investment adviser of SphinX Distressed (RCG Carpathia), Segregated Portfolio and RCG Carpathia Master Fund, Ltd.

        (ii) SphinX Distressed (RCG Carpathia), Segregated Portfolio is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands fund.

       (iii) RCG Carpathia Master Fund, Ltd is a Cayman Islands fund.

        (iv) Ramius Securities, L.L.C., a Delaware limited liability company, is a broker-dealer affiliate of RCG.

         (v) C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), serves as managing member of RCG.

        (vi) Peter Cohen is a control person of C4S.

CUSIP No. 355361-10-6                13G                 Page 14 of 16 Pages


       (vii) Morgan Stark is a control person of C4S.

      (viii) Thomas W. Strauss is a control person of C4S.

        (ix) Jeffrey M. Solomon is a control person of C4S.

Item 9.  Notice of Dissolution of Group

                       Inapplicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

CUSIP No. 355361-10-6                13G                 Page 15 of 16 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 9th day of December, 2003

Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    ----------------------------------
    Morgan B. Stark


SphinX Distressed (RCG Carpathia),
Segregated Portfolio
By: Ramius Capital Group, L.L.C.
as its portfolio manager
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    ----------------------------------
    Morgan B. Stark


RCG Carpathia Master Fund, Ltd.
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    ----------------------------------
    Morgan B. Stark


Ramius Securities, L.L.C.
By: Morgan B. Stark
as Authorized Person

By: /s/ Morgan B. Stark
    ----------------------------------
    Morgan B. Stark

CUSIP No. 355361-10-6                13G                 Page 16 of 16 Pages


C4S & Co., L.L.C.
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    ----------------------------------
    Morgan B. Stark


Peter A. Cohen

By: /s/ Peter A. Cohen
    ----------------------------------
    Peter A. Cohen


Morgan B. Stark

By: /s/ Morgan B. Stark
    ----------------------------------
    Morgan B. Stark


Thomas W. Strauss

By: /s/ Thomas W. Strauss
    ----------------------------------
    Thomas W. Strauss


Jeffrey M. Solomon

By: /s/ Jeffrey M. Solomon
    ----------------------------------
    Jeffrey M. Solomon